Exhibit 10.1

Costco Wholesale Corporation
Fiscal 2026 Executive Bonus Plan

For fiscal year 2026, executive officers other than the Chief Executive Officer and President are eligible for a total bonus of up to $371,200. The base amounts include $128,000 based on targets relating to sales and $128,000 based on targets relating to pre-tax income. The potential payment attributable to each goal may be from zero to up to 120% of the target amount, based on the level of achievement. In addition, up to $64,000 can be earned relating to environmental and social objectives based on quantitative performance metrics (including those concerning human capital and environmental-related areas).
For fiscal year 2026, the Chief Executive Officer and President is eligible to receive a bonus of up to $1.12 million. The base amounts include $400,000 based on targets relating to sales and $400,000 based on targets relating to pre-tax income. The potential payment attributable to each goal may be from zero to up to 120% of the target amount, based on the level of achievement. In addition, $160,000 can be earned relating to environmental and social metrics (as discussed above).
Base bonus targets are exclusive of foreign currency changes and are subject to adjustment for certain factors consistent with applicable accounting standards. The final bonus amounts are subject to the approval of the Compensation Committee and the Nominating and Corporate Governance Committee as to the environmental and social bonuses. To be eligible for the annual bonus, an individual must be employed by the Company in November when the bonus checks are issued.